Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement, on Form S-4, of our report dated May 26, 2006, with respect to the consolidated statements of condition of FirstBank NW Corp. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended March 31, 2006, 2005 and 2004. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus filed as part of this Registration Statement.
/s/ Moss Adams LLP
Spokane, Washington
August 30, 2006